Exhibit 99.1

News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Second Quarter Fiscal Year 2004 Results

CHICAGO, December 4 — Methode Electronics, Inc. (Nasdaq: METHA, METHB) a global manufacturer of electronic component and subsystem devices, today announced operating results for the fiscal 2004 second quarter ended October 31, 2003.

Methode reported second quarter fiscal year 2004 net sales of $94.5 million and net income of $6.5 million, or $0.18 per share. This compares with net sales of $96.8 million and net income of $6.2 million, or $0.17 per share, in the second quarter of fiscal year 2003.  Customer paid tooling sales this quarter were $3.8 million compared to $7.9 million in the year ago period.  Excluding the customer paid tooling, product sales were $90.7 million in this year’s second quarter compared to $88.9 million in the same quarter last year.

In the first six months of fiscal 2004, net sales were $172.5 million compared to $176.9 million from the same period last year.  Net income was $10.7 million in the first half of this fiscal year compared to $10.8 million reported in the first half of fiscal 2003, representing $0.30 earnings per share in both periods.  For the first six months of fiscal 2004, tooling sales were $3.9 million compared to $7.9 million in the first six-month period of fiscal 2003.  Excluding tooling, product sales for the first six months of fiscal 2004 were $168.6 million compared to $169.0 million in the same period last year.

Commenting on the results, Donald W. Duda, President of Methode Electronics, stated, “Product sales for the quarter and year to date are in-line with our expectations and guidance.  The strong results from our Automotive Safety Technology business and our European Automotive Electronics Controls group offset the decline in unit sales experienced by Methode’s traditional North American automotive customers.”

Mr. Duda continued, “Our Network Bus division is developing strong new business.  There is new business activity in the defense industry, as well as in the technology sector with companies like Cisco, IBM, EMC and Hewlett Packard.  We expect this business to produce significant sales growth over the next few years with solid margins. “

Douglas Koman, Vice President, Corporate Finance, commented, “Our cash position at the end of the second quarter was $61.3 million. During the second quarter of our fiscal year 2004, accounts receivables increased to $66.2 million from $49.3 million last quarter due to higher sequential billing, and inventories increased to support the higher sequential production.  For the first six months of fiscal 2004 the dollar has continued its negative effect representing a $0.5 million foreign exchange loss and we project a similar effect for Methode’s second half of fiscal 2004.”

Mr. Koman continued, “At the beginning of 2003, we restructured our healthcare program, but continue to experience significant rising costs.  We do not anticipate these levels abating and will take another look at our program in the coming months.”

Methode expects to achieve third quarter fiscal 2004 sales between $80.0 million and $90.0 million and earnings per share in the range of $0.11 to $0.14. The Company is providing guidance for fiscal year 2004 of sales between $350.0 million and $360.0 million, and earnings per share between $0.60 and $0.65. These projections are before any future one-time costs associated with the ongoing elimination of the Company’s dual class stock structure.  Third quarter earnings per share, and fiscal 2004 year end projections reflect continued weakness in the dollar, increased healthcare costs and continued production level declines from North American automotive OEMs.

Commenting, Mr. Duda said, “We continue to seek new business outside of our traditional customer base to offset the decrease in their new car production.  As a company, we remain focused on enhancing our profit levels despite continued pricing pressures, a weaker dollar and increasing healthcare costs.”

Conference Call

As previously announced, the Company will conduct a conference call led by its President, Donald W. Duda, and Vice President, Corporate Finance, Douglas A. Koman, on December 4, 2003 at 10:00 a.m. Central Time. You may participate on the conference call by dialing 800-901-5231 passcode: 49072354.  Methode also invites you to listen to the webcast of this call by visiting the Company’s website at http://www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. A replay of the call will be available for seven days, by dialing 888-286-8010 passcode: 24901701.  The replay will also be available on the Company’s website.

About Methode Electronics

Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website http://www.methode.com.

Forward-Looking Statements

Certain statements in this press release dated December 4, 2003, containing information on Methode’s second quarter reporting period for fiscal 2004, and offering guidance for its third quarter and full year reporting periods for fiscal 2004, are forward-looking statements that are subject to certain risks and uncertainties. The Company’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors, which may result in materially different results for future periods, include market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission. The forward- looking statements in this press release are subject to the safe harbor protection provided under the securities law.

Methode Electronics, Inc.

Financial Highlights

(In thousands, except per share data, unaudited)

	Three Months Ended October 31,
	2003	2002

Net sales	$94,502	$96,823
Other income	731	23
Cost of products sold	74,377	76,274
Selling and administrative expenses	11,520	11,907
Income from operations	9,336	8,665
Interest, net	52	291
Other, net	38	221
Income before income taxes	9,426	9,177
Income taxes	2,970	3,000
Net income	6,456	6,177
Basic and Diluted Earnings per Common Share	$0.18	$0.17
Average Number of Common Shares outstanding:
Basic	35,714	36,168
Diluted	36,032	36,360

	Six Months Ended October 31,
	2003	2002

Net sales	$172,460	$176,864
Other income	1,350	431
Cost of products sold	136,385	138,897
Selling and administrative expenses	21,432	21,845
Income from operations	15,993	16,553
Interest, net	239	574
Other, net	(540)	(1,217)
Income before income taxes	15,692	15,910
Income taxes	4,945	5,150
Net income	10,747	10,760
Basic and Diluted Earnings per Common Share	$0.30	$0.30
Average Number of Common Shares outstanding:
Basic	35,945	36,154
Diluted	36,219	36,400

(In thousands)

	October 31, 2003	April 30, 2003
	(Unaudited)
Cash	$61,334	$64,261
Accounts receivable - net	66,235	58,246
Inventories	31,098	31,936
Other current assets	12,108	20,720
Total Current Assets	170,775	175,163

Property, plant and equipment - net	83,174	82,902
Goodwill - net	18,077	18,077
Intangible assets - net	24,336	25,458
Other assets	14,754	13,874
Total Assets	$311,116	$315,474

Accounts and notes payable	$24,830	$24,515
Other current liabilities	27,608	24,801
Total current liabilities	52,438	49,316

Other liabilities	8,535	11,153
Shareholders’ equity	250,143	255,005
Total Liabilities and Shareholders’ Equity	$311,116	$315,474